CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TC Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement of TC Bancshares, Inc. on Form S-8 relating to the TC Bancshares, Inc. 2022 Equity Incentive Plan, of our report dated March 24, 2022, relating to our audit of the consolidated financial statements of TC Bancshares, Inc. and Subsidiary for the year ended December 31, 2021, which report appears in the Annual Report on Form 10-K of TC Bancshares, Inc. and Subsidiary for the year ended December 31, 2021.

/s/ Wipfli LLP

Atlanta, Georgia

December 27, 2022